As Filed with the Securities and Exchange
Commission on December 16, 1996               Registration No. 333-_______
=================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.   20549
                           ____________________

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                   PRMA-FIX ENVIRONMENTAL SERVICES, INC.
            ___________________________________________________
          (Exact name of registrant as specified in its charter)

        Delaware                                58-1954497
________________________             _______________________________
(State of Incorporation)               (I.R.S. Employer Identification No.)

      1940 Northwest 67th Place, Suite A, Gainesville, Florida 32653
       _____________________________________________________________
            (Address of principal executive offices) (Zip Code)

               Consulting Agreement with C. Lee Daniel, Jr.
                Consulting Agreement with Rita D. Durocher
                    Consulting Agreement with Sam Elam
                Consulting Agreement with R. Keith Fetter
                 Consulting Agreement with John Henderson
                  Consulting Agreement with Robert Hicks
               Consulting Agreement with Dr. Jeffrey Sherman
                   Consulting Agreement with Gary Thomas
            __________________________________________________
                          (Full Titles of Plans)

                Richard T. Kelecy, Chief Financial Officer
                    1940 Northwest 67th Place, Suite A
                        Gainesville, Florida 32653
                              (352) 373-4200
                ___________________________________________
         (Name, address and telephone number of agent for service)

Title of                      Proposed        Proposed
securities      Amount        maximum         maximum            Amount of
  to be         to be      offering price     aggregate        registration
registered    registered    per share(2)    offering price(2)      fee(2)
__________    __________   _______________  _________________  _____________
Common Stock
($.001 par
value)         176,912         $1.6875         $298,539.00         $102.94

(1) The 176,912 shares of Common Stock to be registered represent the anticipated maximum number of shares which are to be issued pursuant to Perma-Fix Environmental Services, Inc.'s following employee benefit plans:
Consulting Agreement with C. Lee Daniel, Jr. ("Daniel Agreement") (12,500 shares); Consulting Agreement with Rita Durocher ("Durocher Agreement") (9,412 shares); Consulting Agreement with Sam Elam (11,000 shares); Consulting Agreement with R. Keith Fetter ("Fetter Agreement") (62,500 shares); Consulting Agreement with John Henderson (45,000 shares); Consulting Agreement with Dr. Jeffrey Sherman ("Sherman Agreement") (20,000 shares); and, Consulting Agreement with Gary Thomas (13,000 shares). Under the terms of the Daniel Agreement, the Company shall issue 7,500 shares to Mr. Daniel along with up to an additional 5,000 shares, depending on the extent of services performed by Mr. Daniel and the fair market value of the Common Stock on the determination date (as described in the Daniel Agreement). Under the terms of the Durocher Agreement, the Company agreed to issue to Ms. Durocher that number of shares of the Company's Common Stock equal to an amount determined by dividing 20,000 by the closing bid price per share of the Company's Common Stock as of the date of the Durocher Agreement. On the date of the Durocher Agreement, November 1, 1996, the closing, bid price per share of the Company's Common Stock was $2.125, yielding an issuance of 9,412 shares (rounded). Under the terms of the Sherman Agreement, if the Company completes the sale of a certain proprietary process ("Process") while Dr. Sherman is consulting pursuant to the Sherman Agreement, the Company agrees to issue to Dr. Sherman that number of shares of the Company's Common Stock equal to an amount determined by dividing 20,000 by the closing bid price per share of the Company's Common Stock as quoted in the NASDAQ on the date of completion of the sale by the Company of the Process ("Process Sale Date"), which could result in the issuance of 20,000 or fewer shares, assuming the fair market value of the Common Stock on the Process Sale Date is $1.00 per share or greater. Under the terms of the Hicks Agreement, the Company shall issue shares of Common Stock to Mr. Hicks equal to an amount determined by dividing the amount of invoices received from Mr. Hicks for consulting services by the closing bid price of the Common Stock on the determination date (as described in the Hicks Agreement), with with the number of shares of Common Stock issued to Mr. Hicks not to exceed 3,500. Under the terms of the Thomas Agreement, the Company agrees to issue 13,000 shares of Common Stock to Mr. Thomas for con-sulting services ("Thomas Shares"), however, if on the date that is six months from the date of the Thomas Agreement or upon Mr. Thomas' resale of the Thomas Shares in an open market transaction, the fair market value of such shares exceeds $21,500, Mr. Thomas shall pay to the Company the difference between the fair market value of the Thomas Shares and $21,500. If the fair market value of the Thomas Shares does not equal or exceed $21,500 at any time from the date of filing of this Form S-8 until the date six months from the date of the Thomas Agreement, the Company shall pay to Mr. Thomas the difference between $21,500 and the highest fair market value of the Thomas Shares during such period.

(2) In accordance with Rule 457(c) and (h), the maximum offering price and the calculation of the registration fee are based upon the basis of the average bid and asked prices for the Common Stock on December 12, 1996, of $1.6875, as reported on the National Association of Securities
Dealers Automated Quotation System.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
1995;

     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above;

     (c) Description of the Registrant's Common Stock set forth in the Registrant's Form S-1 Registration Statement, dated September 11, 1992, Commission File No. 33-51874.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed
Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Registrant's Restated Certificate of Incorporation provides for the indemnification by the Registrant of its directors and officers to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect). This indemnification is not deemed exclusive of any other rights to which those seeking indemnification might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. This indemnification will continue as to such person who was a director or officer of the Registrant, but has ceased to be a director or officer and inures to the benefit of the heirs, executors and administrators of such person.

Effective as of November 26, 1991, the Restated Certificate of Incorporation of the Registrant was amended to, among other things, limit the liability of its directors to the corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director. Under the Registrant's Restated Certificate of Incorporation, as amended, and as permitted under the Delaware General Corporation Law, directors are not liable to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such provision, however, does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law (relating to liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit. The director's limitations of liability described above may not limit a director's liability for violation of, or otherwise relieve the Registrant or its directors from complying with, federal or state securities laws or affect the avail-ability of equitable remedies, such as injunctive relief or rescission. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available at all.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

<CAPTION
Exhibit
Number                  Description of Document
______                  ________________________
3.1      Restated Certificate of Incorporation, as amended, and all
         Certificates of Designations, incorporated by reference from
         Exhibit 3(i) from the Company's Form 10-Q for the quarter dated
         June 30, 1996.

3.2      Bylaws of the Registrant.(1)

3.3      Specimen Common Stock Certificate.(1)

5.1      Opinion of Conner & Winters, P.C.

23.1 Consent of Conner & Winters, P.C. (incorporated into Exhibit 5.1 hereto).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Coopers & Lybrand L.L.P.

24.1     Powers of Attorney (included on signature page).

99.1     Consulting Agreement with C. Lee Daniel, Jr.

99.2     Consulting Agreement with Rita D. Durocher.

99.3     Consulting Agreement with Sam Elam.

99.4     Consulting Agreement with R. Keith Fetter.

99.5     Consulting Agreement with John Henderson.

99.6     Consulting Agreement with Robert Hicks.

99.7     Consulting Agreement with Dr. Jeffrey Sherman.

99.8     Consulting Agreement with Gary Thomas.

_____________________

(1) Filed as an exhibit to the Registration Statement on Form S-1 (Registration No. 33-51874), filed on September 11, 1992, or amendments thereto, and incor-porated herein by reference.

Item 9.  Undertakings.

The Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made of the securities registered hereby, a post- effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (a)
         (i) and (a)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered remaining unsold at the termination of the offering.

    (d) That, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) To deliver, or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the require-ments of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
         Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated in the prospectus to provide such interim financial information.

    (f) Insofar as indemnification for liabilities rising under the Securities Act may be permitted to directors, officers and con-trolling persons of the Registrant pursuant to the provisions of the Restated Certificate of Incorporation or Bylaws of the Registrant and the provisions of the laws of the State of Delaware described in Item 6, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 12th day of December, 1996.

                                  PERMA-FIX ENVIRONMENTAL
                                  SERVICES, INC.


                                   By: /s/ Dr. Louis F. Centofanti
                                      _____________________________
                                      Dr. Louis F. Centofanti
                                      Chairman of the Board,
                                      Chief Executive Officer
                                      and President


                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Dr. Louis F. Centofanti as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons on behalf of the registrant and in capacities and on the dates indicated.


/s/ Dr. Louis F. Centofanti                      December 12, 1996
____________________________________       Date:___________________
Dr. Louis F. Centofanti
Chairman of the Board,
Chief Executive Officer and President


/s/ Richard T. Kelecy                            December 12, 1996
____________________________________       Date:___________________
Richard T. Kelecy
Chief Financial Officer


/s/ Mark A. Zwecker                              December 12, 1996
____________________________________       Date:___________________
Mark A. Zwecker
Director

/s/ Steve Gorlin                                 December 12, 1996
____________________________________       Date:___________________
Steve Gorlin
Director

/s/ Jon Colin                                    December 12, 1996
____________________________________       Date:___________________
Jon Colin
Director

                               EXHIBIT INDEX

Exhibit                                                   Sequential
Number           Description of Document                    Page No.
_______    ______________________________________         __________
3.1        Restated Certificate of Incorporation,              *
           as amended, and all Certificates of
           Designations, incorporated by reference
           from Exhibit 3(i) from the Company's
           Form 10-Q for the quarter dated June 30,
           1996.

3.2        Bylaws of the Registrant.(1)                          *

3.3        Specimen Common Stock Certificate.(1)                 *

5.1        Opinion of Conner & Winters, P.C.                     9

23.1       Consent of Conner & Winters, P.C.
           (incorporated into Exhibit 5.1 hereto).               *

23.2       Consent of Arthur Andersen LLP.                      13

23.3       Consent of Coopers & Lybrand L.L.P.                  14

24.1       Powers of Attorney (included on
           signature page).                                      *

99.1       Consulting Agreement with C. Lee
           Daniel, Jr.                                          15

99.2       Consulting Agreement with Rita D.
           Durocher.                                            20

99.3       Consulting Agreement with Sam Elam.                  25

99.4       Consulting Agreement with R. Keith
           Fetter.                                              29

99.5       Consulting Agreement with John
           Henderson.                                           34

99.6       Consulting Agreement with Robert
           Hicks.                                               39

99.7       Consulting Agreement with Dr. Jeffrey
           Sherman.                                             44

99.8       Consulting Agreement with Gary Thomas.               48
____________________

(1) Filed as an exhibit to the Registration Statement on Form S-1 (Registration No. 33-51874), filed on September 11, 1992, or amendments thereto, and incorporated herein by reference.